Exhibit 10.10

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”) is entered into effective as of December 17, 2007, by and between NovaStar Financial, Inc. (the “Company”) and Todd M. Phillips (the “Employee”).

WHEREAS, the Company desires to retain the Employee’s services under the terms and conditions of this Agreement;

WHEREAS, the Employee desires to continue his or her employment with the Company and to qualify for a Retention Bonus as set forth herein;

NOW THEREFORE, in consideration of the mutual undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1. Continued Employment. Employee’s continued employment with the Company will be subject to the terms and conditions of this Agreement. Notwithstanding anything in this Agreement, Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and that, except to the extent otherwise expressly provided in a separate written contract of employment between the Company and Employee, Employee at all times remains an at-will employee of the Company subject to the Company’s employment and/or personnel policies and/or practices.

2. 2007 Retention Bonus. In addition to Employee’s current salary, any variable compensation or other normal bonus opportunities, and other compensation and benefits (including, without limitation, severance benefits), Employee will receive additional compensation in the amount of $68,400.00 (the “2007 Retention Bonus”) to be 100% vested and fully earned on December 31, 2007. The 2007 Retention Bonus will paid on the first regularly scheduled pay date in 2008, less all applicable withholdings, upon and subject to all of the conditions specified in this Agreement.

3. 2008 Retention Bonus. In addition to Employee’s current salary, any variable compensation or other normal bonus opportunities, and other compensation and benefits (including, without limitation, severance benefits), Employee will receive, upon and subject to all of the conditions specified in this Agreement, additional compensation in the amount of $72,500.00 (the “2008 Retention Bonus”) to be fully vested and earned in four (4) equal installments at the end of each of four (4) calendar quarters beginning June 30, 2008, and each such installment shall be paid on the first regularly scheduled pay date following the end of such calendar quarter, less all applicable withholdings.

4. Conditions and Timing of Payment.

4.1. Entitlement to Benefit. Subject to the other provisions of this Agreement:

(a) Employee will be entitled to payment of the vested portion of the 2007 Retention Bonus if Employee remains continuously employed by the Company through December 31, 2007. Employee will be entitled to the vested portion of the 2008 Retention Bonus if Employee remains continuously employed by the Company through the end of the calendar quarter upon or prior to which such portion vested.

(b) Notwithstanding any other provision of this Agreement, the full amount of the 2007 Retention Bonus and the full amount of the 2008 Retention Bonus will fully vest and be deemed to be fully earned, and Employee will be entitled to payment of the full amount of the 2007 Retention Bonus and 2008 Retention Bonus, upon the date of termination of Employee’s employment with the Company (all positions) without Cause (as defined below).

4.2. Events of Forfeiture; Death or Disability. In the event of any of the following, all amounts of the 2007 Retention Bonus and 2008 Retention Bonus for which all conditions to vesting have not yet been satisfied will be immediately forfeited in their entirety and no prorated portion thereof will be paid:

(a) Employee voluntarily terminates Employee’s employment with the Company (any position); or

(b) Employee’s employment with the Company (any position) is terminated by the Company for “Cause” (as defined below).

In the event Employee dies or Employee’s employment with the Company is terminated due to disability the Employee shall be entitled to a pro-rata Retention Bonus.

4.3. Definition of Cause. For purposes of this Agreement, termination for “Cause” means termination by the Company for “Cause” as such term is used in the written employment agreement, if any, between Employee and the Company or, if no such written employment agreement exists, then termination by the Company for any of the following reasons, each as determined by the Company in good faith:

(a) Willful misconduct, which, for purposes of this Agreement, shall mean actions by Employee constituting dishonesty, fraud, embezzlement, other criminal acts, or willful action that is a breach of any of Employee’s duties to the Company; or

(b) Violation by Employee of any of the Company’s policies, procedures and/or practices; or

(c) Failure by Employee to satisfactorily perform the reasonable and lawful duties of Employee for the Company; or

(d) A material breach by Employee of any of the terms of this Agreement.

In addition, Employee shall be deemed to have been terminated by the Company without Cause, and shall not be deemed to have voluntarily terminated employment, in the event that Employee terminates employment for “Good Reason” to the extent such term is used in the written employment agreement, if any, between Employee and the Company, and Employee provides written notice of his objection to the event constituting Good Reason within thirty (30) days following the occurrence thereof, specifying that Employee believes such event to constitute Good Reason, and the Company has been afforded a period of at least thirty (30) days following delivery of such notice to remedy the event constituting Good Reason and has not done so.

5. Confidentiality. Employee shall not publicize or disclose the terms of this Agreement, either directly or through any other person, either in specific or as to general content, to any person, specifically including (but not limited to) any employee or former employee of the Company, except and only to the extent that Employee is lawfully compelled to do so by a court of competent jurisdiction or as hereinafter provided. Employee’s agreement to keep confidential the terms of this Agreement extends to all persons other than Employee’s spouse or domestic partner, attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms of this Agreement in order to render professional advice or services to Employee, and then only as reasonably necessary for rendering such advice or services. Employee agrees not to identify or reveal any terms of this Agreement except as otherwise permitted herein and agrees that Employee will direct his or her spouse or domestic partner, accountants, attorneys, and other agents not to disclose this Agreement or any terms hereof. Any publication or disclosure of this Agreement or of any of its terms by Employee, by Employee’s spouse or domestic partner, or by any of Employee’s accountants, attorneys, or other agents shall be considered a material breach of this Agreement.

6. Administration. The Company shall have the sole and absolute authority and discretion to construe and interpret this Agreement, and to determine all questions that arise in connection with the administration of this Agreement, including without limitation all questions of eligibility for participation and eligibility for the amount paid or payable under this Agreement.

7. Choice of Law; Jurisdiction. This Agreement shall be construed and governed by the laws of the State of Missouri, without reference to its choice of law principles. FOR PURPOSES OF DETERMINING ANY CONTROVERSY ARISING UNDER THIS AGREEMENT, EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION, PERSONAL AND OTHERWISE, OF THE FEDERAL AND STATE COURTS OF THE STATE OF MISSOURI, AND HEREBY WAIVES ANY OBJECTIONS OF ANY NATURE TO VENUE IN SUCH COURTS.

8. Entire Retention Agreement. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements with respect to a Retention Bonus for the periods specified herein, and that there are no other understandings or agreements, written or oral, among them on the subject of a Retention Bonus for the period specified herein. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

9. Miscellaneous. Employee cannot assign any right or obligation under this Agreement without the prior written consent of the Company. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose. This Agreement may be signed in multiple counterparts that, together, shall constitute a single agreement.

[Signatures on following page.]

By signing this Agreement, you acknowledge that you understand the terms and conditions of this Agreement.

NovaStar Financial, Inc.		EMPLOYEE:

By:	/s/ Rodney E. Schwatken	/s/ Todd M. Phillips

Name:	Rodney E. Schwatken	Todd M. Phillips

Title:	SVP and CFO	VP and CAO